SandRidge Underwriting Syndicate Members

Lehman Brothers Inc.
Goldman Sachs & Co.
Banc of America Securities LLC
Bear, Stearns & Co., Inc.
Credit Suisse
Deutsche Bank Securities
JP Morgan Securities, Inc.
UBS Investment Bank
Howard Veil Incorporated
Raymond James
RBC Capital Markets
Simmons & Company International
Tudor Pickering